Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-40397 and No. 33-44776) of Flow International Corporation of our report dated June 28, 2010, with respect to the financial statements and supplemental schedule of the Flow International Corporation Voluntary Pension and Salary Deferral Plan as of December 31, 2009 and 2008, and for the year ended December 31, 2009, included in this Annual Report on Form 11-K.
/S/ PETERSON SULLIVAN LLP
Seattle, Washington
June 28, 2010